                                                                     EXHIBIT 3.1

                            CERTIFICATE OF CORRECTION
                     FILED TO CORRECT A CERTAIN ERROR IN THE
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  LODGIAN, INC.
                             FILED IN THE OFFICE OF
                       THE SECRETARY OF STATE OF DELAWARE
                                ON APRIL 28, 2004

         LODGIAN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1.       The name of the corporation is "LODGIAN, INC."

         2. That a Second Amended and Restated Certificate of Incorporation (the "Certificate") was filed by the Secretary of State of Delaware on April 28, 2004, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

         3. Section 4.1 of the Certificate inaccurately stated that the total number of shares of all classes of stock that the Corporation shall have authority to issue is Sixty Million (60,000,000), of which Fifty Million (50,000,000) shares shall be shares of Common Stock, par value $0.01 per share ("Common Stock"), and Ten Million (10,000,000) shares shall be shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

         4. The inaccuracy or defect of said Certificate to be corrected is as follows:

                  FIRST:   That Section 4.1 of the Second Amended and Restated
         Certificate of Incorporation of the Corporation be and it hereby is amended by deleting Section 4.1 in its entirety and substituting the following in lieu thereof:

                  "SECTION 4.1 Authorized Capital; Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Seventy Million (70,000,000), of which Sixty Million (60,000,000) shares shall be shares of Common Stock, par value $0.01 per share ("Common Stock"), and Ten Million (10,000,000) shares shall be shares of Preferred Stock, par value $0.01 per share ("Preferred Stock")."

                  IN WITNESS WHEREOF, Lodgian, Inc. has caused this certificate to be signed by its President and Chief Executive Officer on June 3, 2004.


                                          LODGIAN, INC.


                                          By: /S/ W. Thomas Parrington
                                             ----------------------------------
                                              W. Thomas Parrington, President
                                              and Chief Executive Officer

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  LODGIAN, INC.
        -----------------------------------------------------------------

                    Pursuant to the provisions of Section 102
                     of the Delaware General Corporation Law
        -----------------------------------------------------------------

                  Lodgian, Inc. (the "Corporation"), a corporation organized and validly existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

         (1) The name of the Corporation is Lodgian, Inc. The Corporation was originally incorporated under the name Servico Hotel Group, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 11, 1998, and restated most recently on April 13, 1998; amended by the Certificate of Designations of Participating Preferred Stock filed on April 15, 1998; amended by the Court Ordered Certificate of Amendment filed on November 22, 2002; and further amended by the Certificate of Designation of the Series A Preferred Stock filed on November 22, 2002.

         (2) The provisions of the certificate of incorporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, including APPENDIX A, and which is entitled the Second Amended and Restated Certificate of Incorporation of Lodgian, Inc., without any further amendment other than the amendment certified herein and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

         (3) The amendment and restatement of the certificate of incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of Sections 203(b)(3), 242 and 245 of the General Corporation Law of the State of Delaware.

         (4) The Restated Certificate of Incorporation, dated April 13, 1998 ("First Restated Certificate"), authorizes a class of stock designated as preferred stock (the "Preferred Stock"), comprising 10,000,000 shares, par value $0.01 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors of the Corporation, within the limitations and restrictions stated in Section 4.2 of
Article IV of the First Restated Certificate, to fix or alter the voting powers, designation, preferences and relative participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any series of Preferred Stock within the limitations set forth in the Delaware General Corporation Law. The Certificate of Designation of Participating Preferred Stock designated 350,000 shares of the Preferred Stock as Participating Preferred Stock (the "Participating Preferred"). As of the date hereof, there are no issued and outstanding shares of Participating Preferred. It is the desire of the Board of Directors of the Corporation to cancel any previous rights, preferences or designations for the Participating Preferred, and as a result, such shares of Participating Preferred shall hereafter be considered authorized but unissued Preferred Stock subject to the provisions of Section 4.2 of Article IV of the First Restated Certificate.

         (5) The First Restated Certificate authorizes a class of stock designated as common stock (the "Common Stock"), comprising 30,000,000 shares, par value $0.01 per share. Each three (3) shares of the Common Stock issued as of the date and time immediately preceding April 30, 2004, the effective date of a reverse stock split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Common Stock; provided, however, that there shall be no fractional interest resulting from such change and reclassification. In the case of any holder of fewer than three
(3) shares of Common Stock or any number of shares of Common Stock which, when divided by three (3), does not result in a whole number (a "Fractional Stockholder"), the fractional share interest of Common Stock held by such Fractional Stockholder as a result of such change and reclassification shall be redeemed for a cash payment by the Corporation in lieu of issuance. Each holder of record of a certificate or certificates which immediately prior to the Split Effective Date represents outstanding shares of Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of Common Stock into and for which the shares of the Common Stock formerly represented by such Old Certificates so surrendered plus a cash payment in place of the fractional shares at a price equal to the fraction to which the holder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock for the last ten (10) trading days immediately prior to the Split Effective Date (or if such price is not available, the average of the last bid and ask prices of the Common Stock on such days or other price determined by the Board of Directors). From and after the Split Effective Date, Old Certificates shall represent only the right to receive New Certificates, plus cash in lieu of fractional shares, pursuant to the provisions hereof.

         (6) This filing shall be made effective as of midnight, April 29, 2004.

         (7) The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Second Restated Certificate of Incorporation (the "Second Restated Certificate"), read as follows:

                                   "ARTICLE I
                                      NAME

                  SECTION 1.1 Name. The name of the Corporation is Lodgian, Inc.

                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

                  SECTION 2.1 Office and Agent. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                   ARTICLE III
                                CORPORATE PURPOSE

                  SECTION 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE IV
                                 CAPITALIZATION

                  SECTION 4.1 Authorized Capital; Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Sixty Million (60,000,000), of which Fifty Million (50,000,000) shares shall be shares of Common Stock, par value $0.01 per share ("Common Stock"), and Ten Million (10,000,000) shares shall be shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

                  SECTION 4.2 Preferred Stock. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the affirmative vote of a majority of the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including the dividend rate, redemption price and liquidation preference, and may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock, or any debt securities, of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in this Second Restated Certificate of Incorporation or in any amendment hereto or in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the affirmative vote of the number of directors constituting the majority of the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the DGCL. The authority of the Board of Directors with respect to each series shall also include, but not be limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Preferred Stock.

                  SECTION 4.3 Series A Preferred Stock. Of the 10,000,000 shares of Preferred Stock, a total of 7,100,000 shares shall be designated as Series A Preferred Stock, with such powers, preferences and relative rights as set forth on "APPENDIX A" attached hereto and made a part hereof.

                  SECTION 4.4 No Preemptive Rights. The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation or any securities convertible into or exchangeable for shares of any class of capital stock of the Corporation.

                  SECTION 4.5 Prohibition of Non-Voting Equity Securities. Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the "Bankruptcy Code"); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation, and (iii) be deemed void or eliminated if required by applicable law.

                                    ARTICLE V
                                 INDEMNIFICATION


                  SECTION 5.1 Indemnification. (a) General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Proceedings Initiated by any Person. Notwithstanding anything to the contrary contained in subsections (a) or (b) above, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

                  (e) Procedure. Any indemnification under subsections (a) and (b) above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) above. Such determination shall be made with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of a quorum of the directors who are not parties to such action, suit or proceeding, (ii) by a committee of such nonparty directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

                  (f) Advancement of Expenses. Expenses (including attorneys' fees) incurred by a director or an officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking in form and substance satisfactory to the Corporation by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation pursuant to this Article V. Such expenses (including attorneys' fees) incurred by former directors or officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

                  (g) Rights Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (h) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the DGCL.

                  (i)      Definition of "Corporation". For purposes of this
Article V, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (j)      Certain Other Definitions. For purposes of this
Article V, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation," as referred to in this Article V.

                  (k) Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (l) Repeal or Modification. Any repeal or modification of this Article V by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                  (m) Action Against Corporation. Notwithstanding any provisions of this Article V to the contrary, no person shall be entitled to indemnification or advancement of expenses under this Article V with respect to any action, suit or proceeding, or any claim therein, brought or made by him against the Corporation.

                                   ARTICLE VI
                                    DIRECTORS

                  SECTION 6.1 Director Liability. (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

                  (b) If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended, without further action by either the Board of Directors or the stockholders of the Corporation.

                  (c) Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

                  SECTION 6.2 Removal. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the record holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors.

                                   ARTICLE VII
                  MANAGEMENT OF THE AFFAIRS OF THE CORPORATION

                  SECTION 7.1 Management of the Affairs of the Corporation. (a) The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Second Restated Certificate of Incorporation or by the bylaws of the Corporation (the "Bylaws").

                  (b) Election of directors of the Corporation need not be by written ballot, unless required by the Bylaws.

                  (c) The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                           (i) The Bylaws, or any of them, may be altered, amended or repealed, or new bylaws may be made, but only to the extent any such alteration, amendment, repeal or new bylaw is not inconsistent with any provision of this Second Restated Certificate of Incorporation as it may be amended from time to time, either by the number of directors constituting the majority of the Board of Directors or by the stockholders of the Corporation upon the affirmative vote of the holders of at least 80% of the outstanding capital stock entitled to vote thereon.

                           (ii) The Board of Directors shall be elected each year at the annual meeting of stockholders. Each director shall hold office until the annual meeting of stockholders for the year following the year of his or her election until his or her successor is elected and has qualified or until his or her earlier resignation, retirement, disqualification or removal from office.

                           Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 of Article IV hereof applicable thereto.

                           (iii) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding and the notice provisions set forth in Section 6.2 of Article VI, any or all of the directors of the Corporation may be removed from office at any time only for cause by the affirmative vote of holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors, considered for purposes of this paragraph as one class.

                           (iv) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or Chief Executive Officer of the Corporation. A special meeting of the stockholders of the Corporation may not be called by any other person or persons.

                  SECTION 7.2 Business Combinations with Interested Stockholders. To the fullest extent permitted by the DGCL, the Corporation hereby elects not to be governed by Section 203 of the DGCL; provided, however, this Section 7.2 shall not apply to any business combination between the Corporation and any person who became an interested stockholder on or prior to the filing date of this Second Restated Certificate of Incorporation.

                                  ARTICLE VIII
                                PRIVATE PROPERTY

                  SECTION 8.1 Private Property. The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

                                   ARTICLE IX
                               SHAREHOLDER CONSENT

                  SECTION 9.1 No Stockholders' Consent in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or special meeting of such stockholders and may not be effected by any consent in writing by any such stockholders.

                                    ARTICLE X
                                    AMENDMENT

                  SECTION 10.1 Amendments. Notwithstanding anything contained in this Second Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, repeal, or adopt any provision inconsistent with, Section 6.2 of Article VI, Section 7.1(c) of Article VII or this Article X of this Second Restated Certificate of Incorporation."




                    Balance of Page Intentionally Left Blank
                           - Signature Page Follows -

         IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Second Amended and Restated Certificate of Incorporation this 28th day of April, 2004.

                                     LODGIAN, INC.



                                     By:/s/ W. Thomas Parrington
                                        ----------------------------------------
                                         W. Thomas Parrington
                                         President and Chief Executive Officer

APPENDIX A

                           CERTIFICATE OF DESIGNATION
                                       FOR
                            SERIES A PREFERRED STOCK
                                       OF
                                  LODGIAN, INC.
         --------------------------------------------------------------

                    Pursuant to the provisions of Section 303
                     of the Delaware General Corporation Law
         --------------------------------------------------------------

                  Lodgian, Inc., a Delaware corporation (the "Corporation"), HEREBY CERTIFIES that pursuant to the provisions of Section 303 of the Delaware General Corporation Law (the "DGCL"), the Corporation, pursuant to the Order dated November 5, 2002 of the United States Bankruptcy Court for the Southern District of New York (the "Order") adopted the following resolution effective as of November 21, 2002 (the "Effective Time"), which resolution remains in full force and effect as of the date hereof:

                  WHEREAS, the Corporation is authorized, pursuant to Section 303 of the DGCL, without further action by its directors or stockholders to put into effect and carry out the Order including making any change in its capital or capital stock;

                  WHEREAS, it is the desire of the Corporation, pursuant to such authority, to authorize and fix the terms of the series of Preferred Stock designated as Series A Preferred Stock; and

                  WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 hereof;

                  NOW THEREFORE, be it resolved, that the terms and provisions of such series and all other rights or preferences granted to or imposed upon such series or the holders thereof are as herein set forth:

                  SECTION 1. Designation; Rank. This series of preferred stock shall be designated "Series A Preferred Stock," par value $0.01 per share (the "Series A Preferred Stock"). The initial liquidation preference of each share (a "Share") of Series A Preferred Stock, including shares of Series A Preferred Stock issued as Payment-In-Kind, shall be $25 (the "Initial Liquidation Value"). The Series A Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding-up, senior to all Junior Securities.

                  SECTION 2. Authorized Number. The number of authorized Shares constituting the Series A Preferred Stock shall be 7,100,000. The initial number of Shares issued shall be 5,000,000 with an aggregate Initial Liquidation Value of $125,000,000. The additional authorized Shares allow for the payment of the Pay-In-Kind dividends pursuant to Section 3 hereof.

                  SECTION 3.        Dividends.

         (a) General Obligation. To the extent permitted under applicable law, dividends on each Share shall accrue annually in arrears at a rate of 12.25% per annum of the Liquidation Value thereof

(the "Dividend Rate"), from November 21, 2002 (the "Date of Issuance") to the date on which the Liquidation Value of each such Share has been paid in full. Such dividends shall accrue whether or not they have been earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

         (b) Dividend Payment Date. The accrued dividends shall be payable, in accordance with the terms of subsection (c), on November 21 of each year, starting with November 21, 2003 (each a "Dividend Payment Date") to the holders of record of Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record date as shall be fixed by the Board of Directors not more than 60 or less than 10 days preceding such Dividend Payment Date.

         (c) Payment Method. The Corporation shall make dividend payments on each Dividend Payment Date in accordance with the following provisions:

                  (i) On the first Dividend Payment Date following the Date of Issuance the Corporation shall Pay-In-Kind all dividends;

                  (ii) On each of the two consecutive Dividend Payment Dates following the first Dividend Payment Date, the Corporation, at the sole discretion of its Board of Directors, shall pay all accrued and unpaid dividends either as Payment-In-Kind or, to the extent permitted under applicable law, out of funds legally available therefor, in cash. The Corporation shall give written notice to the record holders of Series A Preferred Stock of its intention to Pay-In-Kind, pursuant to this clause (ii), at least 5 business days prior to the applicable Dividend Payment Date.

                  (iii) On each Dividend Payment Date following the third Dividend Payment Date, the Corporation shall pay, to the extent permitted under applicable law, out of funds legally available therefor, all accrued and unpaid dividends in cash, and to the extent not paid in cash, such dividends shall accrue and accumulate on each such Dividend Payment Date and shall remain accumulated and unpaid dividends until paid.

         (d) Distribution of Partial Dividend Payments. With regards to cash dividends, to the extent the Corporation, in accordance with the foregoing provisions of this Section 3, is limited to paying less than the total amount of dividends then accrued and unpaid with respect to the Series A Preferred Stock, such payment will be distributed among the holders of the Series A Preferred Stock pro rata based upon the aggregate accrued but unpaid dividends on the Share(s) held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall remain accumulated and unpaid dividends with respect to such Share(s) until paid.

         (e) Dividend Preference. No dividend, distribution, repurchase, redemption, or payment of cash or property (other than solely in shares of common stock or a partial cash dividend on Parity Securities that is paid pro rata on the Series A Preferred Stock) shall be declared, paid, set aside for payment or made on or with respect to any Junior Securities or Parity Securities, either directly or indirectly, unless and until (i) all accrued and unpaid dividends (including all accumulated and unpaid dividends) on each Share that the holder of such Share is entitled to receive pursuant to this Section 3, including pro rata dividends for the period from last Dividend Payment Date to the date of such dividend, distribution, repurchase, redemption or payment, have been paid in full and (ii) the conditions to such dividend, distribution, repurchase, redemption or payment set forth in Section 6 hereof have been satisfied.

                  SECTION 4. Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any of the Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all such Series A Preferred Stock outstanding on the date of such liquidation, dissolution or winding up, and the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets (or proceeds thereof) to be distributed among the holders of the Series A Preferred Stock and any Parity Securities are insufficient to permit payment in full to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon, in the case of holders of the Series A Preferred Stock, the aggregate Liquidation Value of the Series A Preferred Stock held by each such holder on the date of such liquidation, dissolution or winding up and, in the case of holders of any Parity Securities, the liquidation preference and accumulated and unpaid dividends which they are entitled to pursuant to such Parity Securities. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date statement therein, to each record holder of Series A Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other Person or Persons, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

         SECTION 5.        Redemption.

         (a) Optional Redemption. Prior to November 21, 2012, the Series A Preferred Stock shall be redeemable at the option of the Corporation for cash, in whole or in part out of funds legally available therefor, at any time and from time to time, at the redemption prices per share (expressed as a percentage of the Liquidation Value thereof as of the date of such redemption) set forth below (the "Redemption Price"), if redeemed during the twelve-month period beginning November 21 of each of the calendar years indicated below:

YEAR                                              PERCENTAGE

2002...........................................      105%

2003...........................................      104%

2004...........................................      103%

2005...........................................      102%

2006...........................................      101%

2007 and thereafter............................      100%

         (b) Mandatory Redemption. On November 21, 2012 (the "Scheduled Redemption Date") the Corporation shall redeem all remaining outstanding Shares out of funds legally available therefor, at a price per Share equal to the Liquidation Value thereof as of the date of such redemption.

         (c) Payment of Redemption Price. For each Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) the Redemption Price in immediately available funds. If the Corporation's funds which are legally available for redemption of Shares on any date of such redemption are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder on the date of such redemption. At each Dividend Payment Date thereafter, all funds of the Corporation that are legally available for the redemption of Shares shall immediately be used to redeem the balance of the Shares which the Corporation did not redeem on the date of such redemption. Without limiting any rights of the holders of Series A Preferred Stock which are set forth in the Certificate of Incorporation of the Corporation or are otherwise available under law, the balance of the Shares which the Corporation has become obligated to redeem on the date of any such redemption but which it has not redeemed shall continue to have all of the powers, designations, preferences and relative participating, optional, and other special rights (including without limitation, rights to accrue dividends) which such Shares had prior to such date, until the Redemption Price has been paid in full with respect to such Shares.

         (d) Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of Series A Preferred Stock to each record holder not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within 3 business days after surrender by such holder of the certificate representing the redeemed Shares.

         (e) Dividends After Redemption Date; Rights of Stockholder. No Share is entitled to any dividends accruing after the Redemption Date of such Share. On such Redemption Date all rights of the holder of such Share as a holder shall cease, and such Share shall not be deemed to be outstanding.

         (f) Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred thereafter.

                  SECTION 6. Priority of Series A Preferred Stock on Dividends and Redemptions. So long as any Shares remain outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, retire, purchase or otherwise acquire for value directly or indirectly any Junior Securities or Parity Securities (other than upon conversion of convertible preferred stock into common stock), nor shall any moneys or property be paid into or set apart, or made available for the purchase, redemption or other retirement of any Junior Securities or Parity Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (either in cash or property) with respect to any Junior Securities or Parity Securities (other than dividends payable in compliance with Section 3(e)).

                  SECTION 7. Voting Rights.

         (a) General. The holders of Series A Preferred Stock shall have no voting rights other than those voting rights prescribed by law or set forth in this Certificate of Designation.

         (b) Corporate Action Requiring Affirmative Vote of Holders of Shares of Series A Preferred Stock. So long as any Shares are outstanding, the Corporation shall not:

                  (i) Without first obtaining the consent, given in person or by proxy, either in writing or at any meeting called for that purpose, of the record holders of at least a majority of the Shares then outstanding,

                           (1)      increase the authorized number of Shares;

                           (2)      amend, alter, change, or repeal (by merger
or otherwise) any provision of the Certificate of Incorporation or Bylaws of the Corporation or any terms or provisions of this Certificate of Designation so as to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock; or

                           (3)      enter into a share exchange, reorganization,
recapitalization or other similar transaction that affects the Series A Preferred Stock, or consolidate, merge with or into, or enter into a business combination with, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, another Person, unless (A) the entity formed by such consolidation, merger or business combination (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and (B) if the Corporation is not the resulting entity, the Shares are converted into or exchanged for and become shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative rights, qualifications, limitations and restrictions that Shares of the Series A Preferred Stock had immediately prior to such transaction (it being understood that the resulting entity shall thereafter be deemed to be the "Corporation" for all purposes of this Certificate and the predecessor shall be relieved of all obligations with respect to the Series A Preferred Stock).

                  (ii) For the purpose of this Section 7, except as otherwise specifically provided, the holders of Series A Preferred Stock shall vote as one class, and each holder of Series A Preferred Stock shall be entitled to one vote for each Share held. The consent or votes under this Section 7 shall be in addition to any approval of stockholders of the Corporation that may be required by law or pursuant to any provision of the Corporation's Certificate of Incorporation or Bylaws.

                  SECTION 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

                  SECTION 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, extraction or mutilation of any certificate evidencing any Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                  SECTION 10. Definitions. Unless defined elsewhere herein, each capitalized term shall have the meaning assigned to such term below:

                  "Date of Issuance" shall have the meaning set forth in Section 3.

                  "Dividend Rate" shall have the meaning set forth in Section 3.

                  "Dividend Payment Date" shall have the meaning set forth in
Section 3.

                  "Initial Liquidation Value" shall have the meaning set forth in Section 1.

                  "Junior Securities" means any of the Corporation's securities (except for the Series A Preferred Stock), whether presently issued and outstanding or hereafter authorized and issued, the terms of which do not expressly provide that such securities rank senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the Corporation's liquidation, dissolution and winding-up.

                  "Liquidation Value" as to any Share as of any date of determination, means an amount equal to the sum of (x) the Initial Liquidation Value of such Share, (y) all accumulated and unpaid dividends with respect to such Share as of the date of determination and (z) in the case of liquidation pursuant to Section 4 or redemption pursuant to Section 5, all accrued and unpaid dividends with respect to such Share as of the date of such determination, including pro rata dividends for the period from the last Dividend Payment Date to the date of determination, whether or not declared to the date of such determination.

                  "Order" shall have the meaning set forth in the preamble.

                  "Parity Securities" means any class or series of the Corporation's securities, whether presently issued and outstanding or hereafter authorized and issued, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the Corporation's liquidation, dissolution and winding-up.

                  "Pay-In-Kind" or "Payment-In-Kind" with respect to any Dividend Payment Date, means the issuance by the Corporation to each holder of record of one or more outstanding Shares a number of additional Shares (or fractional portion thereof) that have an aggregate Liquidation Value equal to the amount of accrued dividends on such outstanding Share(s) as of such Dividend Payment Date.

                  "Person" means any individual, sole proprietorship, partnership (including a limited partnership), joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, limited liability company, joint stock company, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or any other business entity.

                  "Redemption Date" as to any Share means the Scheduled Redemption Date or the applicable date specified herein in the case of any other redemption; provided, that no such date shall be a Redemption Date unless the applicable Redemption Price is actually paid in full in cash, and if not so paid, the Redemption Date shall be the date on which such Redemption Price is fully paid in cash.

                  "Redemption Price" shall have the meaning set forth in Section 5.

                  "Scheduled Redemption Date" shall have the meaning set forth in Section 5.

                  "Series A Preferred Stock" shall have the meaning set forth in
Section 1.

                  "Share" shall have the meaning set forth in Section 1.

                  "Stock" means all shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), including without limitation, any securities with profit participation features, and any rights, warrants, options or other securities convertible into or exercisable or exchangeable for any such shares, equity or profits interests, participations or other equivalents, or such other securities, directly or indirectly (or any equivalent ownership interests, in the case of a Person which is not a corporation).

                  "Subsidiary" shall mean, with respect to any Person, (i) any corporation of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether, at the time, Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially or controlled, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person, or any combination thereof, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, (ii) any partnership, limited liability company, association or other business entity, in which such Person and/or one or more Subsidiaries of such Person shall have 50% or more of the partnership or other similar ownership interests thereof (whether in the form of voting or participation in profits or capital contribution), and (iii) all other Persons from time to time included in the consolidated financial statements of such Person. For purposes hereof, a Person or Persons shall be deemed to have 50% or more ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated 50% or more of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                  SECTION 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any of the provisions stating the number, designation, relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, without the prior written consent of the holders of at least a majority of Shares then outstanding.

                  SECTION 12. Notices. Except as otherwise expressly provided herein, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given four business days after being deposited in the mail (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).